Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2008 relating to the financial statements and financial statement schedule of EOG Resources, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006), and the effectiveness of EOG Resources, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of EOG Resources, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Houston, Texas May 8, 2008